Upton Place, Washington D.C.

Fourth Quarter 2022

Letter to Stockholders

Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Letter to Stockholders
6	Earnings Release
10	2023 Outlook
15	Consolidated Statements of Operations
16	Consolidated Balance Sheets
17	Schedule 1 – EBITDAre and Adjusted EBITDAre
18	Schedule 2 – Aimco Leverage and Maturities
19	Schedule 3 – Aimco Portfolio
20	Schedule 4 – Aimco Capital Additions
21	Schedule 5 – Aimco Development and Redevelopment Project Summaries
23	Schedule 6 – Stabilized Operating Properties
24	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
25	Schedule 8 – Net Asset Value Components
26	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

February 21, 2023

Dear fellow and prospective stockholders,

Apartment Investment and Management Company (“Aimco”) recently completed its second year following the spin-off of Apartment Income REIT, Corp ("AIR Communities"). Over that period we have taken decisive action to improve, simplify and organize our business as needed to maximize returns, minimize risk and position Aimco for continued growth.

Aimco’s mission is to make real estate investments, primarily focused on the multifamily sector within targeted US markets, where outcomes are enhanced through our human capital and substantial value is created for investors, teammates, and the communities in which we operate. Our capital allocation is balanced between a geographically diversified portfolio of stabilized, cash flowing, apartment properties and the investment in (and management of) dynamic real estate development projects located in South Florida, the Washington D.C. Metro Area and Colorado’s Front Range. We benefit from a senior management team with an average of more than 20 years of experience in the apartment investment, finance and development industry; including regional leaders who are experts in each of their local markets.

Today, I am excited to report on the team’s many accomplishments during 2022 and to highlight our plans for the year ahead.

During 2022, Aimco made accretive investments in our development projects and pipeline by completing construction on, and leasing up, $669 million of apartment properties. We also secured high-quality future development opportunities in our target markets, adding the potential to construct more than 3,600 apartment homes and approximately 450K square feet of commercial use.

In addition to investing in future growth opportunities we acquired $25 million of Aimco shares, at an average cost of $7.21 per share.

We took advantage of strong valuations early in the year and monetized a sizeable portion of our assets, exiting investments valued at nearly $1 billion, including three stabilized apartment communities and four recently completed development projects at a weighted average NOI cap rate of 3.9%.

Our portfolio of stabilized apartment communities delivered strong growth as evidenced by average monthly revenue up by more than $200 per home, NOI margins expanding by 220 basis points, and NOI increasing by 14.2% to over $94 million.

We proactively fortified our balance sheet by refinancing or retiring more than $1 billion of near-term liabilities, eliminated substantially all of our floating rate exposure, and nearly doubled our average term to maturity. In addition, we entered into a strategic partnership with Alaska Permanent Fund Corporation to provide Limited Partner equity capital for up to $1 billion of future Aimco-led multifamily development projects.

Finally, we committed to important changes to our corporate governance provisions that will bring us to a best-in-class standard within the REIT industry and we achieved an all-time Aimco record employee engagement score of 4.5 out of 5 stars.

2022 proved to be a good year for Aimco but our focus is on the road ahead.

Notwithstanding a higher interest rate environment and diverging views regarding the likelihood, and relative severity, of an economic downturn, the rental housing sector has proven quite enduring over time and a lingering supply and demand imbalance provides additional support to the Aimco strategy.

3

During 2023, Aimco will continue our in-progress development projects, invest in the advancement of planning and entitlement efforts related to certain of our pipeline assets, asset manage our portfolio of stabilized apartment properties, look to reduce our exposure to alternative assets and maintain our strong balance sheet.

Our active development and redevelopment projects have a total planned investment value of $815 million (requiring approximately $45 million of additional Aimco capital to complete) and are currently in various stages of construction and lease-up. When stabilized they are forecasted to produce approximately $55 million of NOI, ahead of our original expectations due to market level rent growth, resulting in an expected NOI yield on cost of 6.8% for this portfolio of investments.

Our future development pipeline totals approximately 14 million square feet and has the potential to deliver approximately 6,500 new apartment homes and 1.7 million square feet of commercial space over the next ten years or so. These opportunities are high quality and well located with approximately 80% of our pipeline focused in Southeast Florida, 17% in Colorado’s Front Range and 3% in the Washington D.C. Metro Area. Although we do not anticipate any new construction starts during 2023, we are advancing planning and entitlement efforts prudently such that incremental investment adds value independent of a decision to commence construction. During the year we plan to invest between $20 and $25 million to advance certain pipeline projects.

Beyond 2023, Aimco targets that between $1 billion and $2 billion of active development and redevelopment projects will be underway at any point in time, with the range driven by market conditions, the specific timing of project starts and completions and the potential to fully monetize certain development opportunities prior to vertical construction. Aimco equity invested in these projects is expected to range between 10% and 15% of the total development costs.

With regard to the timing and funding of Aimco’s future development starts it is important to note that: 1) we will be guided by the projected risk adjusted returns on Aimco’s equity as compared to alternative uses of capital, 2) Aimco’s net cost to carry our current development pipeline is approximately $2 million annually due to the positive cashflow from the current improvements on our Brickell assemblage and the use of low cost options, and 3) we currently have embedded equity within our development pipeline that exceeds what is required to fully build-out the pipeline given our plan to finance projects through construction debt and joint venture equity. To provide more clarity on the depth, timing, and value potential within our development pipeline we have included a new schedule in this earnings release.

Our portfolio of over 5,500 stabilized apartment homes is diversified by geography and generates average monthly revenue per home of $2,170 (generally in line with local market averages) and our new customers in 2022 have median annual household incomes of more than $110,000. Our stabilized portfolio is expected to produce NOI in 2023 that is 5% to 7% higher than the prior year.

Turning to acquisitions and dispositions, given the forementioned depth and quality of our development pipeline, we are not planning any new acquisitions in 2023. Similarly, we do not forecast any real estate dispositions during the year but continue to advance plans to monetize our position in Parkmerced given various accretive uses of that capital, including share repurchases, reducing leverage, and investing in the pipeline.

Our balance sheet is solid. Aimco’s property debt is primarily fixed rate loans on stabilized properties with an average term to maturity of 8.2 years and refunding requirements of less than $5 million in 2023. As we look to the most accretive risk-adjusted use of capital we may opportunistically pay down certain higher cost debt when prudent.

4

The Aimco team remains our most important asset and I am thankful for the team's good results, camaraderie, and commitment to excellence. As we continue to simplify our business and optimize results, we are narrowing our focus and plan to close our California office during the year. We will retain a full-time presence in our target investment markets of Southeast Florida, the Washington D.C. Metro area, and Colorado's Front Range.

As always, the future is far from certain. However, Aimco’s strategic focus on rental housing and the specific actions taken over the past two years have positioned us to withstand market turbulence and given us the ability to prudently allocate capital to new opportunities should they be presented.

Above all else, the Aimco management team and Board remain steadfast in our commitment to actively explore all paths that would allow stockholders to realize the full value of their investment.

I thank you for your interest in Aimco!

Wes Powell

Chief Executive Officer

5

Aimco Provides Recent Highlights and Fourth Quarter Financial Results

Denver, Colorado, February 21, 2023 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter and full year results for 2022 and provided highlights on recent activities and an outlook for 2023.

Financial Results and Recent Highlights

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Net income attributable to common stockholders per share, on a fully dilutive basis, was $(1.34) for the quarter ended December 31, 2022, compared to net income per share of $(0.01) for the same period in 2021, due primarily to a non-cash impairment charge related to the Parkmerced mezzanine investment.
•
As of February 14, 2023, total shareholder return ("TSR") since the December 15, 2020 separation from AIR Communities was 40.5% and year-to-date was 7.7%.
•
In the fourth quarter, Aimco and its joint venture partner began construction on the 220-apartment home development at Strathmore Square in Bethesda, Maryland.
•
In 2022 and through February 14, 2023, Aimco has repurchased more than 4.2 million shares of its common stock at a weighted average price of approximately $7.24 per share.
•
Fourth Quarter 2022 Revenue and NOI from Aimco’s Stabilized Operating Properties were up 9.5% and 10.0%, respectively, year over year, with average revenue per apartment home of $2,170, up $215 year over year.

Value Add, Opportunistic & Alternative Investments:

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of December 31, 2022, Aimco had five active development and redevelopment projects located in four U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by construction budget and lease-up metrics. During the fourth quarter, Aimco invested $72.1 million in development and redevelopment activities. Updates include:

•
In Miami, Florida, construction is nearing completion and fully renovated apartment homes are being leased at The Hamilton. Demand for rental housing in Southeast Florida remains robust, especially for unique luxury properties such as The Hamilton. The building welcomed its first residents in October 2022 and at year end the building was 50% occupied at rental rates significantly ahead of our underwritten projections. As of February 15, 2023, 75% of the building's 276 units were leased or pre-leased.
•
In Bethesda, Maryland, construction began on the first phase of Strathmore Square which will contain 220 highly tailored apartment homes when complete in 2025. This infill project is located adjacent to the Grosvenor-Strathmore Metro station and the Strathmore Performing Arts Campus, and is 1.5 miles from The National Institutes of Health main campus. Funding for the $164.0 million project is fully secured with Aimco’s equity commitment projected to be $31.5 million.

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•
In upper northwest Washington D.C., construction at Upton Place continues on schedule and on budget. The neighboring apartment community, City Ridge, is leasing up well and at rents that provide a positive indicator for Upton Place. Aimco plans to start pre-leasing Upton’s 689 apartment homes during the summer of 2023 in anticipation of initial delivery in the fourth quarter of 2023. To date, 80% of the project's 105K square feet of retail space has been leased.
•
In Corte Madera, California, construction is ongoing at Oak Shore where 16 luxury single family rental homes and eight accessory dwelling units are being developed. The Marin County submarket is significantly supply constrained with for-sale starter homes generally priced near $2 million. Aimco expects to deliver the first homes in the third quarter with pre-leasing efforts having begun in the first quarter of 2023.
•
In Aurora, Colorado, The Benson Hotel and Faculty Club, a 106-key boutique hotel and event center, is slated for completion at the end of March 2023. As the only ‘on campus’ accommodations, The Benson will serve the surrounding Anschutz Medical Campus which includes The University of Colorado Medical School, UC Health Hospital, Children’s Hospital Colorado, The Rocky Mountain VA Medical Center and the burgeoning Fitzsimons Innovation Community.

Alternative Investments

Aimco’s current alternative investments are primarily those investments originated prior to the separation from AIR Communities and include a mezzanine loan secured by a stabilized multifamily property with an option to participate in future multifamily development, as well as three passive equity investments. Over time, we plan to significantly reduce capital allocated to these investments. Updates include:

•
The borrower on Aimco’s mezzanine loan, which is secured by the Parkmerced stabilized multifamily property plus phases two through nine of the site's future development opportunity, remains current on its first mortgage obligations. In the fourth quarter, given the decline in the underlying collateral value, Aimco recorded a non-cash impairment charge to reduce the value of the mezzanine investment to $158.6 million.
•
Aimco recently entered into an agreement to sell the mezzanine loan for $167.5 million. Closing on the sale of the loan is subject to a reasonable due diligence period and certain approvals and, as such, is not guaranteed. If the sale is closed, Aimco expects to monetize the $1.5 billion notional swaption purchased in conjunction with the mezzanine loan investment to protect against future interest rate increases. These transactions could produce approximately $220 million of gross proceeds, representing a 75% recovery of the initial investments, and achieves Aimco's target to reduce capital allocated to alternative investments. Aimco expects to use proceeds on other accretive uses of capital including share repurchases, reducing leverage, and investing in its pipeline.

Investment Activity

Aimco is focused on growing the business, and delivering strong investment returns, through development and redevelopment activities, funded primarily through third-party capital. Updates include:

•
In December 2022, Aimco closed on the $1.8 million purchase of land pursuant to one of its controlled options for multifamily development on the Anschutz Medical Campus in Aurora, Colorado. Aimco has begun planning for the next multifamily development on the site which is slated to include approximately 285 apartment homes.

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•
In February 2023, Aimco entered into an option agreement with the Fitzsimons Redevelopment Authority. If exercised, the option allows for the long-term lease of 4.8 acres of land located on the Anschutz Medical Campus in Aurora, Colorado that can accommodate approximately 850K square feet of commercial life science development built out over multiple phases. The option's annual cost is approximately $0.5 million.
•
In December, Aimco's joint venture in Fort Lauderdale, Florida monetized a portion of its investment by closing on the sale of one of three land parcels it acquired in the first quarter of 2022 for development along Broward Avenue. The 0.8-acre land parcel was sold for $18.3 million, approximately double the original purchase price per acre.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Aimco’s operating properties produced solid results for the quarter ended December 31, 2022.

	Fourth Quarter					FULL YEAR
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2022	2021	Variance	3Q 2022	Variance	2022	2021	Variance
Average Daily Occupancy	97.4%	98.8%	(1.4)%	96.0%	1.4%	97.4%	98.0%	(0.6%)
Revenue, before utility reimbursements	$35.2	$32.1	9.5%	$34.7	1.4%	$135.2	$122.2	10.6%
Expenses, net of utility reimbursements	9.9	9.2	8.3%	10.2	(2.9%)	40.8	39.6	3.0%
Net operating income (NOI)	25.2	23.0	10.0%	24.5	3.2%	94.4	82.7	14.2%

*Excluded from the table above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

•
Revenue in the fourth quarter 2022 was $35.2 million, up 9.5% year-over-year, resulting from a $215 increase in average monthly revenue per apartment home to $2,170, offset by a 140-basis point decrease in Average Daily Occupancy to 97.4%.
•
New lease rents increased 9.5% and Aimco retained 56.7% of residents whose leases were expiring during the quarter at rents 22.5% higher, on average, than the previous lease.
•
The median annual household income of new residents was more than $120,000 in the fourth quarter 2022, representing a rent to income ratio of 19.2%.
•
Expenses in the fourth quarter 2022 were up 8.3% due to higher real estate taxes, utilities, and insurance. Operating expenses, before real estate taxes, utilities, and insurance were down 0.5%.
•
Net operating income in the fourth quarter 2022 was $25.2 million, up 10.0% year-over-year.

Other Real Estate Operations

Aimco also owns one commercial office building that is part of an assemblage with an adjacent apartment building.

Strong leasing momentum continued at 1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, owned as part of a larger assemblage with substantial development potential. In 2022, Aimco executed leases on over 96,000 square feet of office space, at rates per square foot more than 10% higher than leases executed in the same period of 2021. At the end of 2022, the building was 86% occupied, up from 80% at the same time last year. Leases within the building have been executed on terms of less than four years or contain redevelopment provisions as needed to maximize the value of the underlying development rights.

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Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of December 31, 2022, Aimco had access to $379.8 million, including $206.5 million of cash on hand, $23.3 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

Aimco’s net leverage as of December 31, 2022, was as follows:

	as of December 31, 2022
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse fixed rate debt	$780,355	8.2
Total non-recourse floating rate debt	156,479	2.1
Total non-recourse construction loan debt	118,230	3.2
Cash and restricted cash	(229,766)
Net Leverage	$825,298

As of December 31, 2022, 98% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Aimco's interest hedging instruments, purchased to provide protection against increases in interest rates, were valued at $62.3 million versus a cost basis of approximately $18.0 million.

Debt Repayments

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Aimco and its joint venture partner used the majority of the proceeds generated from the sale of the development lot on Broward Avenue in Fort Lauderdale to reduce the principal amount of the floating rate land loan from $40.0 million to $22.9 million.

Construction Financing

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In December, Aimco's joint venture for the development of Strathmore Square completed financing for the project which includes a $94 million construction loan with interest accruing at a rate of one-month Term SOFR, capped at 4.00%, plus 275 basis points with a floor of 5.00%, a $32.5 million mezzanine position accruing at 13%, and fixed-rate financing through the Amazon Housing Equity Fund for $6.5 million. When fully drawn Aimco expects the weighted average interest rate on leverage to be 7.8%.

Public Market Equity

Common Stock Repurchases

•
In the fourth quarter, Aimco repurchased 2.6 million shares of its common stock at a weighted average price of $7.56 per share. For the full year 2022, Aimco repurchased 3.5 million shares of its common stock for $24.9 million, with a weighted average price of $7.21 per share. Aimco repurchased an additional 0.8 million shares in 2023, through February 14, at a weighted average price of $7.41 per share.

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2023 Outlook

	2023 Outlook
$ in millions (except per share amounts), Square Feet in millions	2023 Full Year Forecast	Full Year 2022
Net income (loss) per share – diluted	$(0.33) - $(0.23)	$0.49

Active Developments and Redevelopments
Total Direct Costs of Projects Underway [1]	$815	$870
Direct Project Costs	$165 - $185	$209
Other Capitalized Costs	$30 - $31	$36
Construction Loan Draws	$150 - $170	$91
JV Partner Equity Funding	$0	$31
AIV Equity Funding	~$45	$122

Pipeline Projects
Pipeline Size Gross Square Feet [1]	14.0	12.6
Pipeline Size Multifamily Units [1]	7,640	6,118
Pipeline Size Commercial Sq Ft [1]	1.7	0.8
Planning Costs (AIV Share)	$20 - $25	$18

Real Estate Transactions
Acquisitions	None	$153
Dispositions	None	$936

Operating Properties
Revenue Growth, before utility reimbursements	5.0% - 7.0%	10.6%
Operating Expense Growth, net of utility reimbursements	5.25% - 7.25%	3.0%
Net Operating Income Growth	5.0% - 7.0%	14.2%
Recurring Capital Expenditures	$11 - $13	$12

General and Administrative	$33 - $35	$40

Leverage
Interest Expense, net of capitalization	$39 - $42	$74

[1] Includes land or leasehold value, calculated as the quarterly average.

Active Developments and Redevelopments

Planned incremental direct capital investment in development and redevelopment projects during 2023 is expected to be between $165 - $185 million. Aimco's incremental equity investment is expected to be approximately $45 million with the remainder funded through previously committed third party debt and equity. Aimco expects to have projects with $815 million of total direct costs, inclusive of land or leasehold value, underway during 2023 and expects those projects to produce annual NOI of approximately $55 million once fully stabilized.

In 2023, Aimco plans to:

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Complete the construction and lease up of The Hamilton with NOI stabilization projected to occur in 2024;
•
Deliver initial single family rental homes and begin the lease-up of Oak Shore with NOI stabilization projected to occur in 2025;
•
Deliver initial apartment homes and begin the lease-up of Upton Place with NOI stabilization projected to occur in 2026; and
•
Complete construction and welcome its first guests to The Benson Hotel and Faculty Club with NOI stabilization projected to occur in 2026.

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Pipeline Development and Redevelopment Projects

Aimco's future pipeline is located in Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. The pipeline is comprised of land assemblages that provide the opportunity for phased multifamily and mixed-use development, real estate where the development opportunity is worth more than the capitalized value of the current income producing assets, and Aimco-controlled options that provide opportunity to access future development rights. Aimco's current pipeline offers the opportunity to construct approximately 14 million square feet over the next ten years or so.

While Aimco maintains the optionality for future development, advances entitlement, and secures third party financing, the costs associated with carrying these assets is mitigated by the diversified nature of the pipeline assets, in particular the income generated by the operating assets at the Brickell assemblage and the low-cost options on future development at Strathmore Square and on the Anschutz Medical Campus.

Aimco expects to invest between $20 million and $25 million to advance planning and entitlement of certain of its future development pipeline projects during 2023. Aimco currently forecasts no new development starts in 2023. If pre-development schedules progress favorably, market and economic conditions support underwriting with NOI yield spreads of 150-200 bps above expected cap rates and we are able to secure favorable third-party financing, Aimco may accelerate the start of certain pipeline projects and begin construction activities late during the fourth quarter of 2023.

Real Estate Transactions

In 2023, Aimco does not plan for any acquisitions that will increase the size of its current development pipeline. Broadly, Aimco does not predict or guide to future transactions but continuously weighs the potential use of proceeds against the source.

Operating Properties

Aimco's stabilized operating portfolio includes properties with rents, on average, in line with local market rents, generally considered class B apartment communities. These properties are primarily located in suburban residential areas of Boston and Chicago with other select assets in Manhattan and Southeast Florida, and single assets in Denver, Nashville, Atlanta, and San Francisco. In the fourth quarter of 2022, Aimco's portfolio generated average monthly revenue per home of $2,170 and new residents had rent-to-income ratios of 19.2%, on average.

In 2023, Aimco forecasts revenues to grow between 5.0% and 7.0%, and operating expenses to increase between 5.25% and 7.25%, resulting in NOI increasing between 5.0% and 7.0%.

Leasing activity from 2022 will contribute approximately 5% to Aimco's stabilized operating portfolio revenue growth in 2023 with approximately +150 bps impact from 2023 lease transactions, at the midpoint of guidance, assuming flat occupancy year over year and -50 bps impact from other revenue items. Additionally, Aimco will add one property to its stabilized operating portfolio in 2023 that will have minimal impact on growth.

General and Administrative

As Aimco announced in the fall of 2022, it is now targeting real estate investment in just three markets, Southeast Florida, the Washington D.C. Metro Area, and Colorado's Front Range. Aimco is planning to exit the

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California market over time and has eliminated its satellite offices and reduced its regional offices to only its three target markets.

Aimco expects G&A costs in 2023 to be reduced by more than 10%, due to the narrowed geographic focus discussed above and the expiration of the consulting services agreement with AIR Communities that was put in place as part of the separation of the two companies in December 2020.

Leverage

Aimco uses leverage to capitalize its real estate portfolio and construction activities so that Aimco preserves liquidity and so that Aimco equity is invested in diverse projects and markets, mitigating concentration risk. Aimco prefers non-recourse property-level financing with fixed, or rate-capped floating interest rates. In addition, Aimco has a secured revolving credit facility providing additional liquidity.

In 2023, Aimco expects fixed rate and floating rate property loan balances to be in line with ending balances for 2022 and does not anticipate needing to draw on its $150 million revolving credit facility. Aimco does plan to draw between $150 and $170 million on in-place construction and mezzanine loans for planned costs related to active developments and redevelopments. Aimco has a single property loan maturing in 2023 with refunding requirements of less than $5 million. In December 2023, the initial term on Aimco's secured revolving credit facility expires and it is expected that Aimco will exercise its option to extend its maturity for one year.

Public Market Equity & Dividends

Aimco's primary goal is outsized risk-adjusted returns and accelerating growth for our shareholders. In addition to allocating capital to accretive real estate investments and maintaining a solid balance sheet, Aimco will continue to repurchase shares when prices are significantly below our internal estimated net asset value. As of December 31, 2022, Aimco had the authorization remaining to purchase approximately 12 million additional shares of its common stock.

Aimco does not presently intend to pay a regular quarterly cash dividend but may occasionally distribute amounts, as necessary, to comply with REIT requirements.

Commitment to Enhance Stockholder Value

As announced in the fall of 2022, the Aimco Board of Directors is overseeing the review of a broad range of options to enhance stockholder value. This effort is being led by Pat Gibson, the Chairwoman of Aimco’s Investment Committee, who has considerable experience in the areas of real estate finance, transactions, and capital markets. There can be no assurance that the ongoing review will result in any transaction or other change or outcome. Aimco does not intend to comment further until it determines that further disclosure is appropriate or necessary.

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

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Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced professionals based in three regions, where it will focus its new investment activity: Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. By regionalizing this platform, Aimco is able to leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities and is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding our future plans and goals, including our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, and changes to our corporate governance. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or

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outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2023 plans and goals may not be completed, as expected, in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including, increases in interest rates and other force-majeure events. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
REVENUES:
Rental and other property revenues	$41,969	$46,722	$190,344	$169,836

OPERATING EXPENSES:
Property operating expenses	15,408	16,113	71,792	67,613
Depreciation and amortization [1]	15,548	21,648	158,967	84,712
General and administrative expenses [2]	10,430	10,588	39,673	33,151
Total operating expenses	41,386	48,349	270,432	185,476

Interest income	2,016	559	4,052	2,277
Interest expense	(7,977)	(14,908)	(73,842)	(52,902)
Mezzanine investment income, net [3]	(204,229)	7,781	(179,239)	30,436
Realized and unrealized gains (losses) on interest rate options	200	(4,099)	48,205	6,509
Realized and unrealized gains (losses) on equity investments	150	4,478	20,302	6,585
Income from unconsolidated real estate partnerships	120	230	579	973
Gains on dispositions of real estate	5,860	-	175,863	-
Lease modification income [1]	-	-	206,963	-
Other income (expense), net [4]	(9,134)	2,715	(13,373)	3,212
Income (loss) before income tax benefit	(212,412)	(4,871)	109,422	(18,550)
Income tax benefit (expense)	7,074	3,689	(17,264)	13,570
Net income (loss)	(205,339)	(1,182)	92,158	(4,980)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,383)	(50)	(8,829)	(91)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(3,087)	(274)	(3,672)	(1,136)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	10,718	88	(3,931)	297
Net income (loss) attributable to Aimco	$(201,091)	$(1,418)	$75,726	$(5,910)

Net income (loss) attributable to common stockholders per share – basic	$(1.34)	$(0.01)	$0.50	$(0.04)
Net income (loss) attributable to common stockholders per share – diluted	$(1.34)	$(0.01)	$0.49	$(0.04)

Weighted-average common shares outstanding – basic	148,755	149,480	149,395	149,480
Weighted-average common shares outstanding – diluted	148,755	149,480	150,834	149,480

[1] In the twelve months ended December 31, 2022, as a result of the lease termination agreement with AIR Communities (AIR) and in accordance with GAAP, Aimco accelerated $85.7 million of depreciation on the associated leasehold improvements. Also, Aimco reduced the right-of-use lease assets associated with these properties to zero and recognized lease modification income of $207.0 million. Per the terms of the lease termination agreement, Aimco received $200 million of cash payments from AIR in exchange for the return of the properties from Aimco to AIR.

[2] General and administrative expense includes $2.0 million and $6.6 million of expenses to be reimbursed to AIR, per agreement upon separation, for consulting services, with respect to strategic growth, direction, and advice, in the three and twelve months ended December 31, 2022, respectively. This agreement concluded on December 31, 2022.

[3] In the fourth quarter, Mezzanine investment income, net was a $204.2 million loss primarily due to the impairment charge related to Aimco's Parkmerced mezzanine investment.

[4] Other income (expense), net in the three months ended December 31, 2022 includes $6.2 million of advisory expenses related to the annual shareholder meeting.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 15

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2022	2021
Assets
Buildings and improvements	$1,322,381	$1,257,214
Land	641,102	534,285
Total real estate	1,963,483	1,791,499
Accumulated depreciation	(530,722)	(561,115)
Net real estate	1,432,761	1,230,384
Cash and cash equivalents	206,460	233,374
Restricted cash	23,306	11,208
Mezzanine investments	158,558	337,797
Interest rate options	62,387	25,657
Unconsolidated real estate partnerships	15,789	13,025
Notes receivable	39,014	38,029
Right-of-use lease assets	110,269	429,768
Other assets, net	132,679	114,859
Total assets	$2,181,223	$2,434,101

Liabilities and Equity
Non-recourse property debt, net	$929,501	$483,137
Construction loans, net	118,698	163,570
Notes payable to AIR	—	534,127
Total indebtedness	1,048,199	1,180,834
Deferred tax liabilities	119,615	124,747
Lease liabilities	114,625	435,093
Accrued liabilities and other	106,600	97,400
Total liabilities	1,389,039	1,838,074

Redeemable noncontrolling interests in consolidated real estate partnerships	166,826	33,794

Equity:
Common Stock	1,466	1,498
Additional paid-in capital	496,482	521,842
Retained earnings (accumulated deficit)	49,904	(22,775)
Total Aimco equity	547,852	500,565
Noncontrolling interests in consolidated real estate partnerships	48,294	35,213
Common noncontrolling interests in Aimco Operating Partnership	29,212	26,455
Total equity	625,358	562,233
Total liabilities and equity	$2,181,223	$2,434,101

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended December 31, 2022	Trailing 12 Months Ended December 31, 2022
Net Income	$(205,339)	$92,158
Adjustments:
Interest expense	7,977	73,842
Income tax (benefit) expense	(7,074)	17,264
Gains on dispositions of real estate	(5,860)	(175,863)
Lease modification income	-	(206,963)
Depreciation and amortization	15,548	158,967
Adjustment related to EBITDAre of unconsolidated partnerships	236	1,004
EBITDAre	$(194,511)	$(39,591)
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,383)	(8,829)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	(3,087)	(3,672)
EBITDAre adjustments attributable to noncontrolling interests	(166)	(491)
Mezzanine investment income, net accrued	204,229	179,239
Unrealized (gains) losses on interest rate options	(200)	(48,205)
Unrealized (gains) losses on IQHQ investment	-	(20,501)
Adjusted EBITDAre [1]	$2,881	$57,950

[1] Adjusted EBITDAre for the fourth quarter 2022 is lower than the prior quarters in 2022 due primarily to advisory expenses related to the annual shareholder meeting and lower net operating income from properties sold in the second and third quarters of 2022.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate [3]
Fixed rate loans payable	$775,502	$5,025	$(171)	$780,355	8.2	4.25%
Floating rate loans payable	164,183	3,508	(11,213)	156,479	2.1	9.73%
Construction loan debt [1]	125,954	—	(7,723)	118,230	3.2	7.80%
Total non-recourse debt [2]	$1,065,639	$8,533	$(19,107)	$1,055,064	6.7	5.51%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(229,766)	—	—	(229,766)
Net Leverage	$835,873	$8,533	$(19,107)	$825,298

Aimco Share Non-Recourse Debt

	Amortization	Maturities [4]	Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2023 Q1	$957	$—	$957	—%	—%
2023 Q2	953	—	953	—	—
2023 Q3	962	3,508	4,470	0.33%	11.50%
2023 Q4	977	—	977	—	—
Total 2023	3,849	3,508	7,358	0.33%	11.50%

2024 Q1	987	11,670	12,658	1.11%	10.57%
2024 Q2	991	—	991	—	—
2024 Q3	1,000	139,815	140,815	13.25%	8.74%
2024 Q4	1,015	—	1,015	—	—
Total 2024	3,993	151,485	155,479	14.36%	8.88%

2025	4,144	115,715	119,859	10.97%	8.97%
2026	2,822	75,519	78,341	7.16%	3.10%
2027	2,122	—	2,122	—	—
2028	2,201	—	2,201	—	—
2029	2,284	179,646	181,930	17.03%	4.66%
2030	2,370	—	2,370	—	—
2031	1,702	104,508	106,210	9.91%	3.20%
2032	118	221,639	221,757	21.01%	4.62%
Thereafter	3	177,436	177,440	16.82%	4.56%
Total Aimco Share	$25,609	$1,029,456	$1,055,064

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $17.4 million of deferred financing costs.

[3] The weighted average interest rate, net of interest rate caps at December 31, 2022 was approximately 5.3%.

[4] Debt maturities are presented with the earliest maturity date and do not include contractual extension options.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

December 31, 2022
Class A Common Stock Outstanding	146,525
Participating unvested restricted stock	2,173
Dilutive options, share equivalents, and non-participating unvested restricted stock	1,366
Total shares and dilutive share equivalents	150,064
Common Partnership Units and equivalents outstanding	8,443
Total shares, units and dilutive share equivalents	158,507

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [3]	Office and Retail Sq Ft	Hotel Keys	Development Land [4]
Consolidated
Stabilized Operating Properties	21	5,582	27.1	-	-
Other Real Estate [1]	2	58	295.0	-	-
Development and Redevelopment - Owned	4	965	103.6	106	-
Development and Redevelopment - Land [2]	7	26	-	-	23.0
Development and Redevelopment - Leased	1	24	-	-	-
Total Consolidated	35	6,655	425.7	106	23.0
Unconsolidated	5	142	-	-	2.9
Total Portfolio	40	6,797	425.7	106	25.9

Total Consolidated (Aimco Share)		6,557	415.3	106	11.3
Total Unconsolidated (Aimco Share)		72	-	-	0.6
Total Portfolio (Aimco Share)		6,630	415.3	106	11.9

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida, and
•
Eldridge Townhomes, located adjacent to Elm Creek Apartments in Elmhurst, Illinois, acquired in 3Q 2021.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado that was acquired in 3Q 2021;
•
Two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton which include 26 homes;
•
Two land parcels along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One exercised land option controlled for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[3] Number of apartment homes includes all current apartments and those authorized for development, it does not include office, retail, or hotel units.

[4] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2022	December 31, 2022

Capital Replacements and Casualty	$2,907	$12,073
Property Upgrades	113	1,439
Tenant Improvements	12	1,502
Development and Redevelopment	72,147	279,418
Total Capital Additions [1]	$75,180	$294,432

[1] Fourth quarter 2022 total capital additions include $57 million of Direct Capital Investment, $53 million on active projects and $4 million on projects in planning, and certain other costs capitalized in accordance with GAAP. Full year 2022 total capital additions includes $18 million of costs previously treated as an unconsolidated equity investment in accordance with GAAP.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 5(a)

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [5]	Stabilized Occupancy [5]	NOI Stabilization [5]
The Benson Hotel and Faculty Club	Aurora, CO	106	—	—	—	1Q 2023	2Q 2025	4Q 2026
Upton Place [1]	Washington, D.C.	689	—	105,053	80%	4Q 2023	4Q 2025	4Q 2026
The Hamilton [2]	Miami, FL	276	62%	—	—	4Q 2022	4Q 2023	3Q 2024
Strathmore Square [3]	Bethesda, MD	220	—	9,000	—	3Q 2024	4Q2025	4Q 2026
Oak Shore	Corte Madera, CA	24	—	—	—	3Q 2023	2Q 2024	2Q 2025

Total		1,315		114,053

			Direct Capital Investment
	Location	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
The Benson Hotel and Faculty Club	Aurora, CO	$6.2	$63.8	$56.1	$7.7
Upton Place [1]	Washington, D.C.	92.8	245.0	141.5	103.5
The Hamilton [2]	Miami, FL	67.1	97.6	90.6	7.0
Strathmore Square [3]	Bethesda, MD	24.9	164.0	31.3	132.7
Oak Shore	Corte Madera, CA	6.1	47.1	19.2	27.9

Total		$197.0	$617.5	$338.8	$278.7

Estimated Size of Portfolio in Active Development and Redevelopment [4]			$814.5
Estimated Stabilized NOI			$55.3

[1] Planned Direct Capital Investment for Upton Place was reduced following a review of project costs from which Aimco reclassified certain costs to align with its definition of Direct Capital Investment. At Aimco's 90% share, Direct Capital Investment for Upton Place is $221 million. The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture.

[2] Initial occupancy at The Hamilton occurred in October 2022.

[3] Planned Direct Capital Investment for Strathmore Square at Aimco's 95% share is approximately $156 million with an expected total of $31.5 million of Aimco equity required.

[4] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.

[5] Occupancy timing and stabilization are estimates subject to change.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 21

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. The total development cost at full completion could exceed $5 billion. Aimco expects to fund pipeline development projects with 50% - 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, with the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are minimal at approximately $2 million.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
556-640 NE 34th Street (Miami)	Hamilton House	1.10	830,000	241	5,000	1Q 2024
3333 Biscayne Boulevard (Miami)	3333 Biscayne	2.80	1,760,000	650	176,000	1Q 2024
300 Broward Boulevard (Fort Lauderdale)	300 Broward	2.31	1,700,000	935	40,000	1Q 2024
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	3Q 2024
200 Broward Boulevard (Fort Lauderdale)	200 Broward	1.08	725,000	380	20,000	3Q 2024
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	4.60	1,315,000	455	200,000	4Q 2024
902 N Federal Highway (Fort Lauderdale)	Flagler Village Phase II	1.10	315,000	300	—	4Q 2026
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.70	400,000	300	—	4Q 2027
1001-1111 Brickell Bay Drive (Miami)	Brickell Assemblage	4.25	3,200,000	1,500	500,000	2Q 2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase IV	1.40	400,000	300	—	4Q 2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II	1.35	525,000	399	11,000	2Q 2024
Colorado's Front Range
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	1Q 2024
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4	1.77	415,000	285	—	2Q 2024
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2Q 2024
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	1Q 2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2Q 2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	1Q 2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2Q 2028
Total Future Pipeline		39.60	14,055,000	6,544	1,682,000

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage for the Bioscience project is presented proportionate based on the buildable gross square feet.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 22

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

4Q 2022 v. 4Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2022	4Q 2021	Growth	4Q 2022	4Q 2021	Growth	4Q 2022	4Q 2021	Growth	4Q 2022	4Q 2022	4Q 2021	4Q 2022	4Q 2021
Boston	5	2,719	$15,518	$14,297	8.5%	$3,924	$3,933	(0.2%)	$11,594	$10,364	11.9%	74.7%	97.1%	98.8%	$1,958	$1,774
Chicago	6	1,437	8,811	8,395	5.0%	2,615	2,389	9.5%	6,196	6,006	3.2%	70.3%	98.1%	98.8%	2,084	1,970
New York City	3	150	1,977	1,693	16.8%	953	862	10.6%	1,024	831	23.2%	51.8%	99.1%	98.4%	4,432	3,825
SE Florida	2	729	5,802	4,909	18.2%	1,545	1,341	15.2%	4,257	3,568	19.3%	73.4%	97.5%	99.2%	2,720	2,262
Other Markets	4	507	3,046	2,815	8.2%	874	630	38.7%	2,172	2,185	(0.6%)	71.3%	96.6%	98.4%	2,072	1,880
Total	20	5,542	$35,154	$32,109	9.5%	$9,911	$9,155	8.3%	$25,243	$22,954	10.0%	71.8%	97.4%	98.8%	$2,170	$1,955

4Q 2022 v. 3Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2022	3Q 2022	Growth	4Q 2022	3Q 2022	Growth	4Q 2022	3Q 2022	Growth	4Q 2022	4Q 2022	3Q 2022	4Q 2022	3Q 2022
Boston	5	2,719	$15,518	$15,220	2.0%	$3,924	$4,209	(6.8%)	$11,594	$11,011	5.3%	74.7%	97.1%	94.9%	$1,958	$1,966
Chicago	6	1,437	8,811	8,792	0.2%	2,615	2,704	(3.3%)	6,196	6,088	1.8%	70.3%	98.1%	97.0%	2,084	2,103
New York City	3	150	1,977	1,907	3.7%	953	892	6.8%	1,024	1,015	0.9%	51.8%	99.1%	98.2%	4,432	4,315
SE Florida	2	729	5,802	5,668	2.4%	1,545	1,466	5.4%	4,257	4,202	1.3%	73.4%	97.5%	96.6%	2,720	2,683
Other Markets	4	507	3,046	3,087	(1.3%)	874	939	(6.9%)	2,172	2,148	1.1%	71.3%	96.6%	97.1%	2,072	2,091
Total	20	5,542	$35,154	$34,674	1.4%	$9,911	$10,210	(2.9%)	$25,243	$24,464	3.2%	71.8%	97.4%	96.0%	$2,170	$2,173

4Q 2022 YTD v. 4Q 2021 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2022 YTD	4Q 2021 YTD	Growth	4Q 2022 YTD	4Q 2021 YTD	Growth	4Q 2022 YTD	4Q 2021 YTD	Growth	4Q 2022 YTD	4Q 2022 YTD	4Q 2021 YTD	4Q 2022 YTD	4Q 2021 YTD
Boston	5	2,719	$59,618	$54,637	9.1%	$16,685	$16,197	3.0%	$42,933	$38,440	11.7%	72.0%	97.0%	98.4%	$1,884	$1,702
Chicago	6	1,437	34,431	32,005	7.6%	11,136	10,803	3.1%	23,295	21,202	9.9%	67.7%	97.7%	97.7%	2,043	1,899
New York City	3	150	7,368	6,186	19.1%	3,563	3,483	2.3%	3,805	2,703	40.8%	51.6%	98.7%	92.8%	4,145	3,702
SE Florida	2	729	21,688	18,528	17.1%	5,875	5,677	3.5%	15,813	12,851	23.0%	72.9%	97.9%	98.7%	2,531	2,146
Other Markets	4	507	12,050	10,883	10.7%	3,526	3,420	3.1%	8,524	7,463	14.2%	70.7%	97.4%	97.1%	2,033	1,843
Total	20	5,542	$135,155	$122,239	10.6%	$40,785	$39,580	3.0%	$94,370	$82,659	14.2%	69.8%	97.4%	98.0%	$2,087	$1,876

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

Fourth Quarter 2022 Earnings Release and Supplemental Schedules | 23

Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (square feet in millions) (unaudited)

As of December 31, 2022

2022 Acquisitions
Land Acquisitions	Location	Closing Date	Purchase Price	Acres	Estimated Development Sq Ft
Broward Land	Fort Lauderdale, FL	January	$49.0	4.2	3.0
34th and Biscayne Blvd [1]	Miami, FL	January	1.7	0.1	1.0
Flagler Village	Fort Lauderdale, FL	June - August	100.0	8.8	3.0
Fitzsimons Option	Aurora, CO	December	1.8	1.8	0.4
Total Land Acquisitions [2]			$152.5	14.9	7.4

[1] In 2022, Aimco formed a joint venture for the construction of approximately one million square feet of mixed-use development. Aimco has a 20% share of the joint venture, which includes the initial contribution of the land at 34th and Biscayne Blvd.

[2] In addition, Aimco executed a joint venture agreement to act as a co-GP on the development of a phased multifamily community in Bethesda, Maryland. Aimco will participate in the first two phases totaling an estimated 0.5 million square feet with an expected Aimco investment of approximately $31 million. Aimco also has rights to increase investment and to choose to participate in future phases of development.

2022 Dispositions
Apartment Dispositions	Location	Closing Date	Sales Price	Units	NOI Cap Rate [3]	Property Debt	Net Sales Proceeds [4]
Pathfinder Village	Fremont, CA	May	$127.0	246	4.1%	$55.0	$71.8
Cedar Rim	Renton, WA	July	53.0	104	3.7%	-	52.5
2900 on First	Seattle, WA	August	69.0	135	3.9%	-	68.4
Total Apartment Dispositions			$249.0	485	4.0%	$55.0	$192.7

Land Dispositions	Location	Closing Date	Sales Price	Property Debt	Net Sales Proceeds [4]
520 Broward	Fort Lauderdale, FL	December	$18.3	$8.1	$10.2
Total Land Dispositions			$18.3	$8.1	$10.2

Cancelled Leases	Location	Closing Date	Asset Value	Units	Leasehold Value	Construction Loan	Net Sales Proceeds [4]
Initial Four Leased Properties	Various	September	$669.0	865	$469.0	$138.4	$61.6
Total Cancelled Leases			$669.0	865	$469.0	$138.4	$61.6

Alternative Investment Dispositions		Closing Date	Value Sold	Shares	Percent of Investment Sold
IQHQ		June	$16.5	651,113	22%
Total Alternative Investment Dispositions			$16.5	651,113

TOTAL Dispositions			$952.8

[3] NOI Cap Rate is calculated based on the annualized NOI (inclusive of property management fees) for the most recent quarter prior to the sale of asset, divided by the sales price.

[4] Net Sales Proceeds are after the repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

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Supplemental Schedule 8

Net Asset Value Components

(dollars in millions) (unaudited)

	4Q 2022 NOI [1]	Annualized NOI
Operating Properties
Boston	$11.6	$46.4
Chicago	6.2	24.8
New York City	1.0	4.1
SE Florida	4.3	17.0
Other Markets	2.2	8.7
Total Stabilized Operating Properties	25.2	101.0
Other Real Estate [2]	3.0	11.9
Active Developments and Redevelopments (est. stabilized NOI) [3]		55.3
Total Stabilized and Other Real Estate		$168.2

		Value as of December 31, 2022
Land and Alternative Investments
Land inventory at cost [4]		$163.5
Mezzanine loan to Parkmerced Apartments, net [5]		212.4
Fair value of equity investment in IQHQ		59.7
Fair value of equity investments in RE Tech Funds		4.3
Cash and cash equivalents
Cash and cash equivalents		$206.5
Restricted cash		23.3
Indebtedness
Amounts drawn on Aimco's revolving secured credit facility		$-
Non-recourse property debt, net		929.5
Fair value adjustment on fixed rate property debt		(60.0)
Construction loans, net		118.7
Preferred equity interests [6]		166.8
Leaseholds [3]		6.1
Other
Investment remaining to complete active developments and redevelopments [3]		$278.7
Other liabilities, net		125.5
Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents		158.5

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.
[2] Other Real Estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida and Eldridge Townhomes located in Elmhurst, Illinois.
[3] See Supplemental Schedule 5 for additional details.
[4] Includes land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is:

•
The value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be $30 - $35 million; and
•
The Brickell Assemblage, which is currently improved with two operating assets included in the annualized NOI amounts above. Based on recent comparable sales, Aimco estimates the current value of the 4.25-acre waterfront assemblage to be $125 - $175 million higher than the value of the real estate based on a capitalization of current NOI calculation.

[5] Includes the fourth quarter 2022 GAAP balances of the mezzanine loan and the $1.5 billion notional swaption placed related to the investment.

[6] The value of preferred equity interests does not include a fair value adjustment, estimated to be ($23M) at December 31, 2022.

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Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.6% of the legal interest in the common partnership units of the Aimco OP and 94.9% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships;
•
income recognized due to the modification of leased assets; and
•
adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains recognized in the second quarter 2022 by Aimco on its investment in IQHQ, in conjunction with Aimco's redemption of 22% of its investment in IQHQ, Aimco's remaining 2.4 million shares were valued at a stepped up basis; and
•
the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. The balance of the loan, including accrued and unpaid interest, at December 31, 2022 was $370.3 million, net of non-cash impairment charges, the carrying value was $158.6 million.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

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Other liabilities, net as of December 31, 2022, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$106.6
Other assets, net (per Consolidated Balance Sheet)	(132.7)
Interest Rate Options (per Consolidated Balance Sheet)	(62.4)

Adjustments
Fair value of equity investment in IQHQ	59.7
Fair value of equity investments in RE Tech Funds	4.3
Land Lease on Upton Place	96.2
Interest rate swaption on mezzanine investment	53.8

Other liabilities, net (per Schedule 8)	$125.5

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	December 31, 2022		December 31, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$41,969	$15,408	$46,722	$16,113

Adjustment: Utilities reimbursement	(1,548)	(1,548)	(1,322)	(1,322)

Adjustment: Other Real Estate	(4,448)	$1,468	(4,803)	1,181

Adjustment: Non-stabilized and other amounts not allocated [2]	(819)	(5,417)	(8,488)	(6,817)

Total Stabilized Operating (per Schedule 6)	$35,154	$9,911	$32,109	$9,155

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Segment NOI Reconciliation	Twelve Months Ended (in thousands)
	December 31, 2022		December 31, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$190,344	$71,792	$169,836	$67,613

Adjustment: Utilities reimbursement	(5,769)	(5,769)	(5,041)	(5,041)

Adjustment: Other Real Estate	(18,030)	(5,560)	(14,559)	(4,405)

Adjustment: Non-stabilized and other amounts not allocated [2]	(31,390)	(19,678)	(27,997)	(18,587)

Total Stabilized Operating (per Schedule 6)	$135,155	$40,785	$122,239	$39,580

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2021 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building and an apartment community acquired after January 1, 2021 which therefore does not have operational data for comparable prior periods.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

VALUE CREATION, NET OF COSTS: Value Creation, net of costs is defined by Aimco, in particular, as it relates to the termination of leases with AIR, as the lease termination payment less development and financing costs, net of operating cash revenues and expenses during the leasehold period.

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